EXHIBIT 99.1

Houston Wire & Cable Company Reports Record Sales and EPS Results for the First Quarter of 2008

HOUSTON, May 12, 2008 (PRIME NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq:HWCC) (the "Company") announced record sales and earnings per share for the first quarter of 2008.

Selected highlights for the first quarter of 2008 are:

 * Sales increased 9.4% to a record $89.4 million from $81.8 million in 2007
 * Organic growth accounted for the entire increase in sales
 * Basic and fully diluted earnings per share (EPS) set a new record high at $0.37
 * Operating cash flow of $7.0 million
 * Paid quarterly dividend of $.085 per share
 * Repurchased 3.9% of its outstanding shares

Sales in the first quarter of 2008 reached a record level of $89.4 million. The Company achieved a 9.4% increase over last year's record first quarter, which experienced a growth rate of 23.1% over the prior year's first quarter. Internal growth accounted for the entire increase in sales. The Company estimates that sales from its five major growth initiatives, encompassing Emission Controls, Engineering & Construction, Selected Industrials, LifeGuard(tm) (and other private branded products) and Utility Power Generation, increased approximately 20-25% over the first quarter of 2007, while first quarter sales in its Repair and Replacement sector, also referred to as Maintenance Repair & Operation (MRO), were down moderately, as our Repair and Replacement sector faced a more challenging economy in the first quarter of 2008.

Gross margin of 25.3%, while lower than the comparative year quarter, mainly due to then current market conditions, was in line with prior historical trends.

Operating expenses increased over the prior year by 6.0%, primarily due to the increased investment in our sales force and stock option compensation expense. Operating expenses as a percent of sales were 12.5%, down from 12.9% in 2007 as a result of improved operating leverage.

Operating cash flow was $7.0 million in 2008, which was lower than the $7.8 million generated in 2007, but the third consecutive quarter in which the Company generated cash flow at or in excess of $7 million. Interest expense increased to $0.5 million in 2008 from $0.2 million in 2007. This was primarily due to borrowings used to fund the Company's stock repurchase program.

Net income for the first quarter was $6.7 million compared to $7.3 million last year, a decrease of 7.7%, as sales increases and improvements in operating leverage did not fully mitigate the decline in gross margin and the higher level of operating expenses.

Basic and diluted EPS for the first quarter of 2008 were $0.37 compared to $0.35 in 2007, as the reduction in the number of shares outstanding more than made up for the decrease in net income.

President and CEO, Charles Sorrentino commented, "We were pleased with our sales growth at 9.4% in light of the challenging economy and what appears to be flat to slightly positive industry sales growth. Our five growth initiatives continue to be the engine driving organic sales increases. These growth drivers have been largely responsible for the more than doubling of our annual revenues over the last four years."

"We are starting to benefit from the additional investments made in 2007 in our sales force, product line expansions and new product introductions. Strong operating cash flow at $7.0 million provided a basis for us to repurchase an additional 3.9% of our outstanding shares in the quarter. Since adopting our buyback program in August 2007, we have purchased a total of 15.0% of the outstanding shares, and at March 31, 2008, the remaining authorization to repurchase shares under the program was $23.9 million. As previously announced, the Company increased its quarterly dividend rate by 13.3% in the quarter. These actions represent our commitment to shareholders to make every effort to manage capital in the most efficient manner while still maintaining adequate resources to make acquisitions and fund future organic growth."

"We remain vigilant with respect to the current challenging economic environment and will continue to focus on increasing market share in our targeted end markets which, for the most part, we estimate are growing in spite of the near term economic uncertainty. Congratulations to all of our team members for a great start to 2008."

Conference Call

The Company will host a conference call to discuss first quarter results on Monday, May 12th at 10:00 am CT. Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

This call is being web cast by Thomson/CCBN and can be accessed at http://ir.houwire.com/phoenix.zhtml?c=197708&p=irol-IRHome. Institutional investors can access the call at (www.streetevents.com), a password-protected event management site hosted by Thomson Street Events.

Approximately two hours after the call has been completed, the web cast can be found under the Investor Relations section of the Company's website at www.houwire.com. The web cast will be available for 30 days and a replay of the telephone conference will be available until May 19, 2008. Interested parties should use the following replay phone numbers:

 Primary Replay Number:    (888) 286-8010
 Secondary Replay Number:  (617) 801-6888
 Participant Password:     15264269

About the Company

With more than 30 years experience in the electrical industry, Houston Wire & Cable Company is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

The Houston Wire & Cable Company logo is available athttp://www.primenewswire.com/newsroom/prs/?pkgid=2807

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard(tm), a low-smoke, zero-halogen cable. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors which include, but are not limited to, economic downturns and cyclicality in the markets served, risks associated with inventory, fluctuations in the prices of copper and other commodities, changes in relationships with customers, dependence on third-party manufacturers and suppliers, changes in the terms of vendor rebate programs, loss of key personnel or difficulties recruiting and retaining new qualified personnel, market acceptance of private branded products, success of initiatives to penetrate targeted markets, future capital needs and uncertainty of additional financing, new or changed competitors, other risks and challenges. For a complete discussion of risk factors, please review our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008.

Additionally, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

                            HOUSTON WIRE & CABLE COMPANY
                            Consolidated Balance Sheets
                         (In thousands, except share data)

                                                 March 31,   Dec. 31,
                                                   2008       2007
                                                 ---------  ---------
                                                (unaudited)
 Assets
 Current assets:
  Accounts receivable, net                       $  55,831  $  58,202
  Inventories, net                                  69,554     69,299
  Deferred income taxes                              1,344      1,054
  Prepaid expenses                                   1,025        832
  Income taxes                                          --      2,004
                                                 ---------  ---------
 Total current assets                              127,754    131,391
                                                 ---------  ---------

 Property and equipment, net                         3,223      3,234
 Goodwill                                            2,996      2,996
 Deferred income taxes                               1,513      1,356
 Other assets                                          112        114
                                                 ---------  ---------
 Total assets                                    $ 135,598  $ 139,091
                                                 =========  =========

 Liabilities and stockholders' equity
 Current liabilities:
  Book overdraft                                 $   1,889  $   3,854
  Trade accounts payable                            13,676     12,297
  Accrued and other current liabilities             11,457     17,263
  Income taxes payable                               2,529         --
                                                 ---------  ---------
 Total current liabilities                          29,551     33,414
                                                 ---------  ---------

 Long term obligations                              39,277     34,507

 Stockholders' equity:
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares issued
   and 17,858,550 outstanding at March 31, 2008
   and 20,988,952 issued and 18,577,727
   outstanding at December 31, 2007                     21         21
  Additional paid-in-capital                        54,691     54,131
  Retained earnings                                 62,934     57,846
  Treasury stock                                   (50,876)   (40,828)
                                                 ---------  ---------
 Total stockholders' equity                         66,770     71,170
                                                 ---------  ---------
 Total liabilities and stockholders' equity      $ 135,598  $ 139,091
                                                 =========  =========

                           HOUSTON WIRE & CABLE COMPANY
                         Consolidated Statements of Income
                                   (Unaudited)
                   (In thousands, except share and per share data)

                                             Three Months Ended
                                                  March 31,
                                          -------------------------
                                              2008         2007
                                          -----------   -----------

 Sales                                    $    89,441   $    81,788
 Cost of sales                                 66,774        59,179
                                          -----------   -----------
 Gross profit                                  22,667        22,609

 Operating Expenses:
  Salaries and commissions                      6,076         5,678
  Other operating expenses                      4,984         4,766
  Depreciation and amortization                   127           110
                                          -----------   -----------
 Total operating expenses                      11,187        10,554
                                          -----------   -----------
 Operating income                              11,480        12,055
 Interest expense                                 541           185
                                          -----------   -----------
 Income before income taxes                    10,939        11,870
 Income taxes                                   4,202         4,573
                                          -----------   -----------
 Net income                               $     6,737   $     7,297
                                          ===========   ===========

 Earnings per share:
  Basic                                   $      0.37   $      0.35
                                          ===========   ===========
  Diluted                                 $      0.37   $      0.35
                                          ===========   ===========
 Weighted average common shares
  outstanding
  Basic                                    18,081,809    20,868,027
                                          ===========   ===========
  Diluted                                  18,121,280    20,996,579
                                          ===========   ===========

 Dividends declared per share             $     0.085   $        --
                                          ===========   ===========

                        HOUSTON WIRE & CABLE COMPANY
                   Consolidated Statements of Cash Flows
                               (Unaudited)
                              (In thousands)

                                                   Three Months Ended
                                                       March 31,
                                                 --------------------
                                                   2008        2007
                                                 --------    --------

 Operating activities
 Net income                                      $  6,737    $  7,297
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization                       127         110
  Amortization of capitalized loan costs               20          16
  Amortization of unearned stock compensation         519         290
  Provision for returns and allowances                (11)       (116)
  Provision for inventory obsolescence                 (6)         16
  Deferred income taxes                              (447)       (211)
  Changes in operating assets and liabilities:
   Accounts receivable                              2,382       1,163
   Inventories                                       (249)     (7,468)
   Prepaid expenses                                  (193)       (589)
   Other assets                                       (18)          3
   Book overdraft                                  (1,965)      2,190
   Trade accounts payable                           1,379       2,793
   Accrued and other current liabilities           (5,806)     (1,390)
   Income taxes payable/receivable                  4,533       3,685
                                                 --------    --------
 Net cash provided by operating activities          7,002       7,789
 Investing activities
  Expenditures for property, plant, and
   equipment                                         (116)        (96)
                                                 --------    --------
 Net cash used in investing activities               (116)        (96)
 Financing activities
  Borrowings on revolver                           91,157      75,494
  Payments on revolver                            (86,387)    (83,766)
  Proceeds from exercise of stock options              18          31
  Excess tax benefit for stock options                 41         548
  Payment of dividends                             (1,527)         --
  Purchase of treasury stock                      (10,188)         --
                                                 --------    --------
 Net cash used in financing activities             (6,886)     (7,693)
                                                 --------    --------
 Net change in cash                                    --          --
 Cash at beginning of period                           --          --
                                                 --------    --------
 Cash at end of period                           $     --    $     --
                                                 ========    ========

CONTACT:  Houston Wire & Cable Company
          Hope M. Novosad, Investor Relations Coordinator
          713.609.2110
          Fax: 713.609.2168
          hnovosad@houwire.com